Exhibit 10.10

SECURITIES ASSIGNMENT AGREEMENT

This Securities Assignment Agreement (this “Agreement”), dated as of March 22, 2021, is made and entered into by and between GPIAC II, LLC, a Cayman Islands limited liability company (the “GP Sponsor”), and IDS III LLC, a Delaware limited liability company (the “Recipient”).

WHEREAS, prior to giving effect to the Independent Director Assignment (as described below), the GP Sponsor holds 7,187,500 Class B ordinary shares of GP-Act III Acquisition Corp., a Cayman Islands exempted company (the “Company”), par value $0.0001 per share (“Founder Shares”) (after giving effect to the share surrender effected on February 1, 2021 pursuant to which 4,312,500 Founder Shares were cancelled for no consideration), which Founder Shares were issued to the GP Sponsor on November 29, 2020, pursuant to that certain Subscription Agreement, dated as of November 29, 2020 (the “Subscription Agreement”), between the GP Sponsor and the Company, a copy of which is attached as Annex I hereto; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the GP Sponsor wishes to sell, assign and transfer an aggregate of 3,543,750 Founder Shares (the “Shares”) held by it to the Recipient, and the Recipient wishes to purchase the Shares from the GP Sponsor and be bound by the terms of this Agreement; and

WHEREAS, the GP Sponsor shall, pursuant to a securities assignment agreement to be entered into on or around the date of this Agreement, sell, assign and transfer an aggregate of 100,000 Founder Shares held by GP Sponsor to Asha Daniere, Ira Lamel, George Roeth and Mark Tarchetti (the “Independent Director Assignment”).

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Assignment of Securities. The GP Sponsor hereby sells, assigns and transfers to the Recipient, and the Recipient hereby purchases, the Shares from the GP Sponsor, for a purchase price of $12,326.09 (the “Purchase Price”).

Section 2. Owner. The GP Sponsor represents and warrants that it owns, beneficially and of record, and has valid title to, and the right to transfer to the Recipient, all of the Shares, free and clear of any lien, pledge, mortgage, security interest, charge, restriction, adverse claim or other encumbrance of any kind or nature whatsoever (“Encumbrances”), and the Recipient shall acquire, and have valid title to, the Shares, free and clear of any and all Encumbrances, in each case, except as provided in, or contemplated by, the Subscription Agreement. No person has any written or oral agreement, arrangement or understanding or option for, or any right or privilege (whether by law, preemption or contract) that is or is capable of becoming an agreement, arrangement or understanding or option for, the purchase or acquisition from the GP Sponsor of any of the Shares.

Section 3. No Conflicts. Each party represents and warrants that neither the execution and delivery of this Agreement by such party, nor the consummation or performance by such party of any of the transactions’ contemplated hereby, will with or without notice or lapse of time, constitute, create or result in a breach or violation of, default under, loss of benefit or right under or acceleration of performance of any obligation required under any agreement to which it is a party.

Section 4. Representations. The Recipient represents and warrants as follows: the Recipient hereby acknowledges that an investment in the Shares involves certain significant risks. The Recipient acknowledges and hereby agrees that the Shares will not be transferable under any circumstances unless the Shares are registered in accordance with federal and state securities laws or an exemption under such laws is available. The Recipient further acknowledges and hereby agrees that the Shares are subject to restrictions and obligations as set forth in the Subscription Agreement, that Shares are subject to forfeiture pursuant to the forfeiture provision contained in Section 3.1 thereto, and the Insider Letter to be entered into among the Company, the GP Sponsor, the Recipient, and the other parties thereto, substantially in the form attached as Annex II hereto, and the lock-up provisions therein. The Recipient further understands that any certificates evidencing the Shares bear a legend (as provided in the Subscription Agreement) referring to the foregoing transfer restrictions. The Shares are being assigned solely for the Recipient’s own account, for investment purposes only, and are not being assigned with a view to or for the resale, distribution, subdivision or fractionalization thereof; and the Recipient has no present plans to enter into any contract, undertaking, agreement or arrangement for such resale, distribution, subdivision or fractionalization. The Recipient is able to bear the risk of its investment for an indefinite period of time. The Recipient has been given the opportunity to (i) ask questions of and receive answers from the GP Sponsor and the Company concerning the terms and conditions of the Shares, and the business and financial condition of the Company and (ii) obtain any additional information that the GP Sponsor possesses or can acquire without unreasonable effort or expense that is necessary to assist the Recipient in evaluating the advisability of the receipt of the Shares and an investment in the Company. The Recipient is not relying on any oral representation made by any person as to the Company or its operations, financial condition or prospects. The Recipient is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Section 5. Assignment of Rights. The GP Sponsor may not assign either this Agreement or any of its rights, interests, or obligations hereunder, with respect to any Recipient, without the prior written approval of such Recipient. The Recipient may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the GP Sponsor.

Section 6. Survival of Representations, Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement. All representations and warranties shall be effective regardless of any investigation made or which could have been made.

Section 7. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of New York applicable to contracts wholly performed within the borders of such state.

Section 8. Miscellaneous. This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter. This Agreement may be executed in two or more counterparts (including facsimile or PDF counterparts), each of which will be deemed an original but all of which together will constitute one and the same instrument. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date first set forth above.

GPIAC II, LLC

By: GPIC, Ltd., as the sole manager of GPIAC II, LLC

By:	/s/ Antonio Bonchristiano
Name: Antonio Bonchristiano Title: Director

By:	/s/ Rodrigo Boscolo
Name: Rodrigo Boscolo Title: Director

[Signature Page to Securities Assignment Agreement]

IDS III LLC

By:	/s/ Irwin Simon
Name: Irwin Simon

[Signature Page to Securities Assignment Agreement]

ANNEX I — Subscription Agreement

[Attached]

ANNEX II — Form of Insider Letter

[Attached]